Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2011

CenterState Banks, Inc. Announces

Second Quarter 2011 Operating Results

(All dollar amounts are in thousands, except per share information)

DAVENPORT, FL. – July 25, 2011 - CenterState Banks, Inc. (NASDAQ: CSFL) reported a net loss for the second quarter 2011 of ($4,346) or ($0.14) per share, which included provision for loan loss expense of $11,645 and other credit related cost of $2,862. The Company also sold approximately $116,724 of securities available for sale during the quarter resulting in a gain of approximately $3,120.

After six straight quarters of increases, the Company reported that non-performing assets (“NPAs”) at June 30, 2011 decreased by $4,305 to $78,029 compared to $82,334 reported at March 31, 2011. The decrease was primarily due to a loan sale in the wholesale debt market. Loans with a carrying balance of approximately $6,648 were sold for approximately $4,156. Excluding the loan sale, the NPA balances between the two periods would have increased slightly. NPA inflows were approximately $14,828 and the outflows were approximately $19,133. Outflows consist primarily of net charge offs, loan sales, OREO sales, and OREO valuation write downs. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	2Q11	1Q11	4Q10	3Q10	2Q10	1Q10	4Q09
Inflows	$14,828	$16,927	$20,560	$28,871	$9,945	$11,254	$20,708
Outflows	(19,133)	(13,117)	(10,863)	(23,887)	(5,642)	(5,166)	(6,575)

net change (decr)/incr	($4,305)	$3,810	$9,697	$4,984	$4,303	$6,088	$14,133

NPA balance qrt end	$78,029	$82,334	$78,524	$68,827	$63,843	$59,540	$53,452

In addition to decreases in the Company’s NPA and NPL ratios, loans past due 30-89 days and still accruing interest as a percentage of total loans (excluding loans covered by FDIC loss share agreements) decreased from 1.66% at the end of the prior quarter to 0.99% at the end of the current quarter.

Net interest margin (“NIM”) improved 5 basis points (“bps”) to 3.73% in 2Q11 compared to the 3.68% reported in 1Q11. The primary contributing factor for this improvement was a lower cost of funds.

The Company continues the integration process of the three failed institutions acquired from the FDIC during the third quarter of 2010 into its lead bank. These acquisitions continued to operate on their legacy core processing systems subsequent to their acquisition dates. The first of the three was converted into the lead bank’s core system during June. The second was converted in July and the third is scheduled for conversion in September. As discussed in prior quarters, the FDIC acquired banks as well as other activities, have elevated the Company’s operating expenses (excluding correspondent banking division expenses and credit cost), which have increased each quarter for the previous six quarters, much of which is temporary in nature. The Company reported a decrease in the current quarter. As the conversion process continues, the Company expects to begin realizing increasing efficiencies in the third and fourth quarters of this year. Refer to “all other non interest expenses” in the table below.

Loan loss provision for the current quarter was $11,645 which was comparable to the $11,276 provision reported in the previous quarter. Net charge-offs of $12,472 during 2Q11 was larger than the $9,298 charged off during 1Q11, partially resulting from the loan sale in the wholesale debt market discussed above. The Company’s general ALLL (“Allowance for loan losses”) component increased from 2.83% to 3.01% during the current quarter, reflecting historical trends and current environmental factors. The total ALLL ratio decreased from 2.72% to 2.70%, which was due to a decrease in the specific ALLL component relating to impaired loans (this ratio decreased because the Company recorded partial charge-offs on certain loans versus recording a specific allowance).

Capital levels continue to remain strong, with Tier 1 Leverage Capital and Tangible Common Equity ratios of approximately 10.1% and 9.8%, respectively.

The Company previously announced its pending acquisition of Federal Trust Bank in Sanford, Florida. The transaction will result in the acquisition of approximately $230 million of deposits and approximately $170 of performing loans. The Company is purchasing the performing loans for 73% of their unpaid outstanding legal balance, and will have a one year period to put back any loan that becomes 30 days past due. The Company is not paying a premium for the acquisition of the deposits. Branch locations will be purchased based on a current real estate appraisal. The Company expects to recognize a substantial bargain purchase gain when the transaction closes which is expected to occur during the fourth quarter 2011.

Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Interest income	$20,705	$20,377	$19,473	$19,106	$17,840
Interest expense	3,166	3,403	3,866	4,343	4,218

Net interest income	17,539	16,974	15,607	14,763	13,622
Provision for loan losses	(11,645)	(11,276)	(5,056)	(16,448)	(4,045)

Net interest income (loss) after loan loss provision	5,894	5,698	10,551	(1,685)	9,577
Income from correspondent banking and bond sales division	5,759	4,470	7,140	11,828	7,372
Gain on sale of securities available for sale	3,120	9	3,808	151	1,639
Bargain purchase gains on bank acquisitions	—	11,129	—	1,377	—
All other non interest income (note 3)	4,339	5,298	4,231	3,766	3,148
Credit related expenses	(2,862)	(3,561)	(1,617)	(2,400)	(827)
Acquisition related expenses	(469)	(401)	—	(769)	—
Correspondent banking division expenses	(5,732)	(4,978)	(6,689)	(9,249)	(6,740)
All other non interest expense (note 3)	(17,466)	(17,709)	(17,166)	(15,112)	(13,031)

(Loss) before income tax	(7,417)	(45)	258	(12,093)	1,138
Income tax benefit (expense)	3,071	210	178	4,422	(234)

NET INCOME (LOSS)	$(4,346)	$165	$436	$(7,671)	$904

Net (loss) income available to common shareholders	$(4,346)	$165	$436	$(7,671)	$904

(Loss) earnings per share (basic)	$(0.14)	$0.01	$0.01	$(0.27)	$0.03
(Loss) earnings per share (diluted)	$(0.14)	$0.01	$0.01	$(0.27)	$0.03
Average common shares outstanding (basic)	30,037,556	30,020,035	30,004,761	28,789,008	25,802,818
Average common shares outstanding (diluted)	30,037,556	30,047,618	30,067,639	28,789,008	25,967,594
Common shares outstanding at period end	30,039,092	30,035,292	30,004,761	30,004,761	25,862,801

PTPP earnings (note 2)	$4,439	$4,055	$3,123	$5,996	$4,371
PTPP earnings per share (diluted) (note 1)	$0.15	$0.13	$0.10	$0.21	$0.17

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.

Note 2:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non recurring items as listed in the table below.
Note 3:	Certain expenses related to pre-paid credit card activity were reclassed from “all other non interest expense” to “all other non interest income” for the quarter ending March 31, 2011.

Quarterly condensed PTPP reconciliation (unaudited) Amounts are in thousands of dollars For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
(Loss) income before income tax	$(7,417)	$(45)	$258	$(12,093)	$1,138
exclude provision for loan losses	11,645	11,276	5,056	16,448	4,045
exclude other credit related costs	2,862	3,561	1,617	2,400	827
exclude gain on sale of AFS securities	(3,120)	(9)	(3,808)	(151)	(1,639)
exclude non recurring items:
bargain purchase gain	—	(11,129)	—	(1,377)	—
Acquisition related expenses	469	401	—	769	—

PTPP earnings	$4,439	$4,055	$3,123	$5,996	$4,371

The Company’s condensed quarterly correspondent banking and bond sales segment is presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)

Amounts are in thousands of dollars (except per share data)

For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Net interest income	$1,113	$662	$974	$1,148	$1,319
Total non interest income (note 3)	6,305	4,984	7,576	12,358	7,758
Total non interest expense (note 4)	(5,732)	(4,978)	(6,689)	(9,249)	(6,740)
Income tax provision	(634)	(251)	(700)	(1,564)	(900)

Net income	$1,052	$417	$1,161	$2,693	$1,437

Contribution to diluted earnings per share	$0.04	$0.01	$0.04	$0.09	$0.05

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $5,759, $4,470, $7,140, $11,828 and $7,372 for 2Q11, 1Q11, 4Q10, 3Q10 and 2Q10, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The Company’s current quarter NIM increased 5 bps to 3.73% compared to the previous quarter, as indicated in the table below. The yield on total interest earning assets decreased by 2 bps and the cost of total interest bearing liabilities decreased by 6 bps during 2Q11 compared to 1Q11. Overall interest bearing deposit cost decreased from 0.91% in the previous quarter to 0.85% in the current quarter. Quarter to quarter, the cost decreased in each deposit category, but the category affecting the overall decrease the most was time deposits. The average cost of time deposits decreased approximately 7 bps from 1.58% to 1.51%. In addition, the mix of deposits changed whereby time deposits represented a smaller percentage of total deposits during the current quarter compared to the previous quarter.

The tables below summarizes yields and cost by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited) (amounts are in thousands of dollars)

	2Q11			1Q11			2Q10
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)*	$1,217,005	$16,417	5.41%	$1,212,512	$16,393	5.48%	$944,734	$13,060	5.54%
Taxable securities	513,132	3,945	3.08%	506,699	3,569	2.86%	520,899	4,307	3.32%
Tax-exempt securities (TEY)	35,132	500	5.71%	33,902	509	6.09%	35,667	522	5.87%
Fed funds sold and other	153,840	165	0.43%	143,464	134	0.38%	163,767	138	0.34%

Tot. interest earning assets (TEY)	$1,919,109	$21,027	4.39%	$1,896,577	$20,605	4.41%	$1,665,067	$18,027	4.34%

Interest bearing deposits	$1,399,653	$2,982	0.85%	$1,422,934	$3,209	0.91%	$1,117,986	$3,957	1.42%
Fed funds purchased	82,118	12	0.06%	77,311	19	0.10%	116,184	30	0.10%
Other borrowings	23,613	69	1.17%	24,671	72	1.18%	41,540	128	1.24%
Corporate debentures	12,500	103	3.31%	12,500	103	3.34%	12,500	103	3.31%

Total interest bearing liabilities	$1,517,884	$3,166	0.84%	$1,537,416	$3,403	0.90%	$1,288,210	$4,218	1.31%

Net Interest Spread (TEY)			3.55%			3.51%			3.03%

Net Interest Margin (TEY)			3.73%			3.68%			3.33%

*	TEY = tax equivalent yield

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Return on average assets (annualized)	(0.80)%	0.03%	0.08%	(1.49)%	0.20%
Return on average equity (annualized)	(6.87)%	0.27%	0.68%	(11.93)%	1.57%
Yield on average loans (note 1)	5.41%	5.48%	5.20%	5.47%	5.54%
Yield on average investments (note 1)	2.63%	2.50%	2.55%	2.57%	2.77%
Yield on average interest earning assets	4.33%	4.36%	4.14%	4.22%	4.30%
Yield on average interest earning assets (note 1)	4.39%	4.41%	4.18%	4.26%	4.34%
Cost of average interest bearing deposits	0.85%	0.91%	1.06%	1.25%	1.42%
Cost of average borrowings	0.62%	0.69%	0.80%	0.74%	0.61%
Cost of average interest bearing liabilities (note 2)	0.84%	0.90%	1.04%	1.20%	1.31%
Net interest margin (note 1)	3.73%	3.68%	3.36%	3.30%	3.33%
Loan / deposit ratio	67.6%	67.2%	67.0%	65.6%	66.0%
Stockholders equity (to total assets)	11.6%	11.4%	12.3%	12.1%	12.8%
Common tangible equity (to total tangible assets)	9.8%	9.6%	10.4%	10.3%	11.1%
Tier 1 capital (to average assets)	10.1%	10.0%	10.3%	10.9%	11.3%
Efficiency ratio (note 3)	94%	98%	94%	88%	85%
Common equity per common share	$8.33	$8.42	$8.41	$8.57	$8.99
Common tangible equity per common share	$6.92	$7.00	$7.01	$7.16	$7.64

note 1:	Tax equivalent basis.
note 2:	Does not include non interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Approximately 15.1% of the Company’s loans, or $179,982, is covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

In addition, approximately 8.8% of the Company’s loans, or $104,772, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., so that if any of these loans become 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank.

Approximately 76.1% of the Company’s loans, or $909,443, is not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars) (unaudited)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$261,773	$259,327	$255,571	$252,867	$249,628
Commercial	484,897	500,512	410,162	414,383	441,652
Construction, development and land loans	101,606	107,179	109,380	107,028	106,486

Total real estate loans	848,276	867,018	775,113	774,278	797,766
Commercial loans	113,030	116,424	100,906	83,715	88,056
Consumer and other loans, (note 1)	2,287	2,599	3,264	4,414	—
Consumer and other loans	51,287	53,990	52,115	57,445	56,657

Total loans before unearned fees and costs	1,014,880	1,040,031	931,398	919,852	942,479
Unearned fees and costs	(665)	(720)	(728)	(716)	(700)

Total loans not covered by FDIC loss share agreements	1,014,215	1,039,311	930,670	919,136	941,779

Loans covered by FDIC loss share agreements
Real estate loans
Residential	105,249	106,655	110,586	118,690	—
Commercial	58,867	65,975	68,286	73,318	—
Construction, development and land loans (note 2)	11,771	12,217	13,653	11,280	—

Total real estate loans	175,887	184,847	192,525	203,288	—
Commercial loans	4,095	4,861	5,760	6,394	—

Total loans covered by FDIC loss share agreements	179,982	189,708	198,285	209,682	—

Total Loans	$1,194,197	$1,229,019	$1,128,955	$1,128,818	$941,779

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	Single family residential lot loans were reclassified from residential real estate to construction, development and land loan category during the fourth quarter of 2010.

Credit quality and allowance for loan losses

During the current quarter, the Company recorded a charge of $11,645 to loan loss provision (expense) and charged-off (net of recoveries) $12,472 or 1.21% of average outstanding loans during the quarter (4.84% of average loans on an annualized basis), excluding loans covered by FDIC loss sharing agreements.

The allowance for loan losses was $27,418 at June 30, 2011 compared to $28,245 at March 31, 2011, a decrease of $827 ($11,645 charge to loan loss expense less $12,472 net charge-offs equals $827 loan loss allowance decrease during the second quarter 2011). This decrease is the result of a $1,395 increase in general loan loss allowance and a $2,222 decrease in specific loan loss allowance. The increase in the general allowance is primarily due to changes in historical charge-off rates, changes in current environmental factors, and changes in the loan portfolio mix. There is no general loan loss allowance associated with the performing loans purchased from TD Bank, N.A. during 1Q11 since they are reported at the acquisition date fair value and because the Company has the option over a two year period commencing at acquisition date to put back any loan that becomes 30 days past due or is adversely classified.

The specific allowance is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis. The Company recorded partial charge-offs in lieu of specific allowance for a number of the impaired loans during the current quarter, which is the primary reason for the decrease in specific allowance.

Management believes the Company’s allowance for loan losses was adequate at June 30, 2011. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) (amounts are in thousands dollars)
as of or for the quarter ending	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Allowance at beginning of period	$28,245	$26,267	$28,012	$24,191	$24,088
Charge-offs	(12,596)	(9,458)	(6,912)	(12,704)	(4,163)
Recoveries	124	160	111	77	221

Net charge-offs	(12,472)	(9,298)	(6,801)	(12,627)	(3,942)
Provision for loan losses	11,645	11,276	5,056	16,448	4,045

Allowance at end of period	$27,418	$28,245	$26,267	$28,012	$24,191

The $12,472 net charge-off during the current period related to the following types of loans:

net charge-offs during the quarter ended June 30, 2011 (amounts are in thousands of dollars) (unaudited)
Residential real estate loans	$2,717
Commercial real estate loans	5,953
Construction, development, land loans	3,369
Commercial non real estate loans	364
Consumer and other loans	69

Total net charge-offs	$12,472

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non performing loans as a percentage of total loans not covered by FDIC loss share agreements were 6.50% at June 30, 2011 compared to 6.89% at March 31, 2011.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $78,029 at June 30, 2011, compared to $82,334 at March 31, 2011. Non performing assets as a percentage of total assets was 3.62% at June 30, 2011 compared to 3.70% at March 31, 2011. Non performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 7.60% at June 30, 2011 compared to 7.84% at March 31, 2011. The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Non accrual loans (note 1)	$65,658	$71,631	$62,553	$55,921	$51,468
Past due loans 90 days or more and still accruing interest (note 1)	301	—	3,200	478	602

Total non performing loans (“NPLs”) (note 1)	65,959	71,631	65,753	56,399	52,070
Other real estate owned (OREO) (note 1)	11,284	10,222	12,239	11,861	11,144
Repossessed assets other than real estate (note 1)	786	481	532	567	629

Total non performing assets (“NPAs”) (note 1)	$78,029	$82,334	$78,524	$68,827	$63,843
Non performing loans as percentage of total loans not covered by FDIC loss share agreements	6.50%	6.89%	7.07%	6.14%	5.53%
Non performing assets as percentage of total assets	3.62%	3.70%	3.81%	3.24%	3.51%
Non performing assets as percentage of loans and
OREO plus other repossessed assets (note 1)	7.60%	7.84%	8.32%	7.39%	6.70%
Net charge-offs (recoveries)	$12,472	$9,298	$6,801	$12,627	$3,942
Net charge-offs as a percentage of average loans for the period (note 1)	1.21%	0.91%	0.72%	1.37%	0.42%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	4.84%	3.64%	2.85%	5.48%	1.68%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.99%	1.66%	1.96%	1.50%	1.27%
Allowance for loan losses as percentage of NPLs (note 1)	42%	39%	40%	50%	46%

Trouble debt restructure (“TDRs”) (note 2)	$18,603	$21,176	$22,322	$23,428	$29,863
Impaired loans that were not TDRs	54,704	62,626	64,655	57,666	54,108

Total impaired loans	73,307	83,802	86,977	81,094	83,971
Loans acquired pursuant to TD transaction (note 3)	104,772	114,737	—	—	—
All other non impaired loans	836,136	840,772	843,693	838,042	857,808

Total loans not covered by FDIC loss share agreements	1,014,215	1,039,311	930,670	919,136	941,779
Total loans covered by FDIC loss share agreements	179,982	189,708	198,285	209,682	—

Total loans	$1,194,197	$1,229,019	$1,128,955	$1,128,818	$941,779

Specific loan loss allowance- impaired loans	$2,270	$4,492	$3,194	$5,225	$3,321
General loan loss allowance- TD transaction	0	0	—	—	—
General loan loss allowance- all other non impaired	25,148	23,753	23,073	22,787	20,870

Total allowance for loan losses	$27,418	$28,245	$26,267	$28,012	$24,191

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	3.10%	5.36%	3.67%	6.44%	3.95%
Loans acquired pursuant to TD transaction (note 3)	0.00%	0.00%	—	—	—
All other non impaired loans (note 1)	3.01%	2.83%	2.73%	2.72%	2.43%

Total loans (note 1)	2.70%	2.72%	2.82%	3.05%	2.57%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	In this current real estate environment experienced by the Nation in general and Florida in particular, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually either reduce the monthly payment and/or interest rate for generally about twelve months. We have not forgiven any material principal amounts on any loan modifications to date. We have approximately $18,603 of TDRs. Of this amount $8,547 are performing pursuant to their modified terms, and $10,056 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.
Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.

As shown in the table above, the largest component of non performing assets is non accrual loans. As of June 30, 2011 the Company had reported a total of 313 non accrual loans with an aggregate book value of $65,658 compared to March 31, 2011 when 319 non accrual loans with an aggregate book value of $71,631 was reported. Also, as shown in the table above, non accrual loans, non performing loans and non performing assets increased quarter to quarter in each of the quarters listed above except the current quarter. If the Company had not sold the $6,648 of non accrual loans in the wholesale debt market, as discussed above, these credit metrics would have shown a slight increase during the current quarter as well, although the increase would have been smaller than previous quarters. This is reflective of the economy in general and specifically the significantly devalued real estate market in Florida. Non accrual loans at June 30, 2011 are further delineated by collateral category and number of loans in the table below (in thousands of dollars).

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$18,951	29%	128
Commercial real estate loans	29,437	45%	76
Construction, development and land loans	15,344	23%	61
Non real estate commercial loans	1,612	2%	27
Non real estate consumer and other loans	314	1%	21

Total non accrual loans at June 30, 2011	$65,658	100%	313

The second largest component of non performing assets after non accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At June 30, 2011, total OREO was $20,980. Of this amount, $9,696 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $11,284 at June 30, 2011. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 55% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below (in thousands of dollars).

(unaudited) Description of repossessed real estate	carrying amount at June 30, 2011
17 single family homes	$2,239
5 mobile homes with land	262
69 residential building lots	2,385
13 commercial buildings	4,615
Land / various acreages	1,783

Total, excluding OREO covered by FDIC loss share agreements	$11,284

Deposit activity

During the current quarter, time deposits decreased by $42,148 and non time deposits decreased by $19,819, of which most relates to money market deposits. Checking account and Savings deposit balances remained approximately the same quarter to quarter. The cost of deposits decreased in each deposit category, but the category affecting the overall decrease the most was time deposits, which decreased approximately 7 bps from 1.58% to 1.51%. The average cost of money market accounts also decreased approximately 5 bps from 0.42% to 0.37%. In addition to repricing maturing time deposits to current market rates, time deposits as a percentage of total deposits decreased from 36% to 35%. A summary of the deposit mix over the previous five quarters is presented in the table below.

Deposit mix (in thousands of dollars) (unaudited)
At quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Checking accounts
Non interest bearing	$395,775	$378,395	$323,224	$330,255	$307,726
Interest bearing	310,533	310,660	282,405	253,950	188,845
Savings deposits	209,966	209,690	198,428	196,950	170,079
Money market accounts	238,381	275,729	223,724	221,002	176,978
Time deposits	611,280	653,428	657,813	718,148	583,786

Total deposits	$1,765,935	$1,827,902	$1,685,594	$1,720,305	$1,427,414

Non time deposits as percentage of total deposits	65%	64%	61%	58%	59%
Time deposits as percentage of total deposits	35%	36%	39%	42%	41%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited) Amounts in thousands of dollars
At quarter ended:	6/30/11	3/31/11	12/31/2010	9/30/2010	6/30/2010
Cash and due from banks	$19,176	$19,542	$23,251	$41,447	$14,759
Fed funds sold and Fed Res Bank deposits	230,322	146,275	154,264	85,312	92,098
Trading securities	1,249	2,192	2,225	1,581	242
Investments securities, available for sale	455,131	575,098	500,927	619,282	607,314
Loans held for sale	899	168	673	1,810	851
Loans covered by FDIC loss share agreements	179,982	189,708	198,285	209,682	—
Loans not covered by FDIC loss share agreements	1,014,215	1,039,311	930,670	919,136	941,779
Allowance for loan losses	(27,418)	(28,245)	(26,267)	(28,012)	(24,191)
FDIC indemnification assets	58,944	60,122	59,456	58,533	—
Premises and equipment, net	88,015	86,652	84,982	74,484	71,912
Goodwill	38,035	38,035	38,035	38,035	32,840
Core deposit intangible	4,382	4,582	3,921	4,092	2,216
Bank owned life insurance	27,914	27,678	27,440	27,190	15,969
OREO covered by FDIC loss share agreements	9,696	11,332	11,104	9,405	—
OREO not covered by FDIC loss share agreements	11,284	10,222	12,239	11,861	11,144
Excess bank property held for sale	—	—	—	—	500
Other assets	44,700	42,839	41,719	49,210	53,909

TOTAL ASSETS	$2,156,526	$2,225,511	$2,062,924	$2,123,048	$1,821,342

Deposits	$1,765,935	$1,827,902	$1,685,594	$1,720,305	$1,427,414
Federal funds purchased	87,435	92,111	68,495	72,859	84,630
Other borrowings	34,152	34,022	41,289	46,716	52,775
Other liabilities	18,718	18,489	15,297	26,076	23,892
Common stockholders equity	250,286	252,987	252,249	257,092	232,631

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,156,526	$2,225,511	$2,062,924	$2,123,048	$1,821,342

Condensed Consolidated Average Balance Sheets (unaudited) Amounts in thousands of dollars
For quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Federal funds sold and other	$153,840	$143,464	$159,957	$125,572	$163,767
Security investments	548,264	540,601	556,076	624,123	556,566
Loans covered by FDIC loss share agreements	184,413	194,503	203,234	127,641	—
Loans not covered by FDIC loss share agreements	1,032,592	1,018,009	946,747	918,553	944,734
Allowance for loan losses	(26,549)	(26,614)	(28,700)	(25,916)	(23,907)
All other assets	286,908	294,991	272,980	278,149	177,852

TOTAL ASSETS	$2,179,468	$2,164,954	$2,110,294	$2,048,122	$1,819,012

Deposits- interest bearing	$1,399,653	$1,422,934	$1,365,362	$1,292,668	$1,117,986
Deposits- non interest bearing	392,504	354,036	347,046	331,507	289,220
Federal funds purchased	82,118	77,311	74,981	90,368	116,184
Other borrowings	36,113	37,171	39,992	47,559	54,040
Other liabilities	15,172	21,814	27,308	30,958	10,492
Stockholders equity	253,908	251,688	255,605	255,062	231,090

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,179,468	$2,164,954	$2,110,294	$2,048,122	$1,819,012

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated. Certain amounts were reclassified between non interest expense and non interest income for the quarter ending March 31, 2011 for comparable presentation basis with the current quarter.

Quarterly Condensed Consolidated Non Interest Income (unaudited) Amounts in thousands of dollars
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Service charges on deposit accounts	$1,417	$1,556	$1,909	$1,713	$1,655
Income from correspondent banking and bond sales division	5,759	4,470	7,140	11,828	7,372
Commissions from sale of mutual funds and annuities	322	439	335	318	361
Debit card and ATM fees	714	656	565	458	465
Loan related fees	306	165	159	128	117
BOLI income	235	239	250	220	152
Trading securities revenue	106	161	174	249	115
Gain on sale of securities available for sale	3,120	9	3,808	151	1,639
FDIC indemnification asset – amortization of discount rate	(47)	468	373	225	—
FDIC indemnification income	585	1,136	—	—	—
Other correspondent banking related fees	430	339	251	362	200
Other service charges and fees	271	139	215	93	83

Subtotal	$13,218	$9,777	$15,179	$15,745	$12,159
Bargain purchase gains related to acquisitions	—	11,129	—	1,377	—

Total non interest income	$13,218	$20,906	$15,179	$17,122	$12,159

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited) Amounts in thousands of dollars
For the quarter ended:	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Employee salaries and wages	$11,246	$10,572	$11,947	$13,544	$10,244
Employee incentive/bonus compensation accrued	594	612	938	1,020	954
Employee stock based compensation expense	182	195	181	180	180
Deferred compensation expense	115	116	120	97	58
Health insurance and other employee benefits	831	833	659	311	398
Payroll taxes	649	933	578	642	466
401K employer contributions	230	279	191	211	242
Other employee related expenses	104	92	162	179	124
Incremental direct cost of loan origination	(131)	(126)	(144)	(175)	(156)

Total salaries, wages and employee benefits	$13,820	$13,506	$14,632	$16,009	$12,510

Occupancy expense	2,114	2,094	2,084	1,633	1,488
Depreciation of premises and equipment	996	999	918	971	706
Supplies, stationary and printing	366	304	345	248	283
Marketing expenses	760	728	732	615	596
Data processing expenses	1,625	1,292	865	726	664
Legal, auditing and other professional fees	623	694	828	785	750
Bank regulatory related expenses	645	800	868	819	688
Postage and delivery	200	231	302	198	125
ATM and debit card related expenses	424	316	334	365	313
Amortization of CDI	201	190	172	142	102
Loss (gain) on sale of repossessed real estate (“OREO”)	(463)	518	579	153	(3)
Valuation write down of repossessed real estate (“OREO”)	1,235	2,035	368	1,273	428
Loss on repossessed assets other than real estate	82	21	54	171	126
Foreclosure and repossession related expenses	2,008	987	616	803	276
Internet and telephone banking	282	156	236	132	177
Visa/Mastercard processing expenses	35	35	145	82	33
Put back option amortization expense	110	73	—	—	—
Operational write-offs and losses	120	121	265	296	319
Correspondent account and Federal Reserve charges	120	118	114	83	79
Conferences, seminars, education and training	122	74	252	236	164
Director fees	66	68	83	92	98
Travel expenses	40	37	91	224	132
Other expenses	529	851	589	705	544

Subtotal	$26,060	$26,248	$25,472	$26,761	$20,598
Merger and Acquisition related expenses	469	401	—	769	—

Total non interest expense	$26,529	$26,649	$25,472	$27,530	$20,598

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

Amounts are in thousands of dollars

	2Q11	1Q11	2Q10

Interest income, as reported (GAAP)	$20,705	$20,377	$17,840
tax equivalent adjustments	322	228	187

Interest income (tax equivalent)	$21,027	$20,605	$18,027

Net interest income, as reported (GAAP)	$17,539	$16,974	$13,622
tax equivalent adjustments	322	228	187

Net interest income (tax equivalent)	$17,861	$17,202	$13,809

	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Total stockholders’ equity (GAAP)	$250,286	$252,987	$252,249	$257,092	$232,631
Goodwill	(38,035)	(38,035)	(38,035)	(38,035)	(32,840)
Core deposit intangible	(4,382)	(4,582)	(3,921)	(4,092)	(2,216)

Tangible common equity	$207,869	$210,370	$210,293	$214,965	$197,575

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 52 full service branch banking locations in 14 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2010, and otherwise in our SEC reports and filings.